As filed with the Securities and

Exchange Commission on May 13, 2005

                                                                                                                      Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNOPTA INC.

(Exact name of registrant as specified in its charter)

Canada	None
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2838 Bovaird Drive West
Norval, Ontario, Canada	L0P 1KO
(Address of Principal Executive Offices	(Postal Code)

2002 STOCK OPTION PLAN & EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

JOHN DIETRICH

Chief Financial Officer

SunOpta Inc.

2838 Bovaird Drive West,

Norval, Ontario, Canada L0P 1KO

____________________

(Name and address of agent for service)

Telephone number, including area code, of agent for service

(905) 455-1990

Copy to:

ROBERT T. LINCOLN

Dunnington, Bartholow & Miller LLP

477 Madison Avenue

New York, NY 10022

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	4,000,000 shares (A)	$4.45 U.S. per share (B)	$17,800,000 (B)	$2,095.06 US

(A)

The aggregate number of shares subject to the SunOpta 2002 Stock Option Plan, as amended and the Employee Stock Purchase Plan, as previously adopted by the Company’s shareholders. There are also to be registered, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), such additional shares as may become issuable under the Plan through the operation of applicable anti-dilution provisions.

(B)

Computed in accordance with Rules 457 (c) and 457 (h) (1) under the Act solely for purposes of calculating the registration fee; based on the average of the bid and asked price of the shares as quoted on the Nasdaq SmallCap Market on May 10, 2005, a date within five (5) days prior to the date of filing of this Registration Statement.

The shares being registered hereunder will be issued pursuant to 1) the Company’s 2002 Stock Option Plan, 2) the Company’s Employee Stock Purchase Plan, and 3) the amendment to the Company’s 2002 Stock Option Plan, adopted by the Company’s shareholders respectively, on June 18, 2002, June 18, 2003 and May 13, 2004.

PART I

INFORMATION REQUIRED IN PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2002 Stock Option Plan and the Employee Stock Purchase Plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information by referring you to other documents that we file with the SEC. By this reference, the following documents filed with the Commission by SunOpta Inc. (the “Company”) are incorporated into and made a part of this Registration Statement

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2004;
(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statement is modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Prospectus.

We will provide without charge to you, upon your written or oral request, a copy of any or all of the information incorporated by reference in this Prospectus. Requests should be directed to:

SunOpta Inc.

2838 Bovaird Drive West

Norval, Ontario, Canada L0P 1K0

Attention: John Dietrich

Telephone number (905) 455-1990

Fax number: (905) 455-2529

Email: jdietrich@sunopta.com

Item 4.	Description of Securities

Not applicable. The Company’s Common Shares are registered under Section 12 (g) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Mr. Benjamin Chhiba of Oakville, Ontario, Canada, the Company’s Vice President and General Counsel, has passed upon the legality of the securities offered. As of the date of this Prospectus, the value of securities of the Company beneficially owned by Mr. Chhiba does not exceed $50,000.

Item 6.	Indemnification of Directors and Officers

Section 124 of the Canada Business Corporations Act, as amended, provides, in pertinent part, as follows:

(1)

Indemnification. - A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2)

Advance of costs - A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3)	Limitation - A corporation may not indemnify an individual under subsection (1) unless the individual

(a)

acted honestly and in good faith with a view to the best interests of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and;

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individuals conduct was lawful.

(4)          Indemnification in derivative actions. - A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5)          Right to Indemnity - Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfills the conditions set out in subsection (3).

(6)          Insurance. - A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)	in the individual’s capacity as a director or officer of the corporation, or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request

(7)             Application to court - A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8)             Notice to Director - An applicant under subsection (7) shall give the Director notice of an application and the Director is entitled to appear and be heard in person or by counsel.

(9)          Other notice - On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Pursuant to its By-Laws, the Company shall indemnify any person, and his heirs and legal representatives who is or was a director or officer of the Company, or who acts or acted at the request of the Company as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, against any liability and all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or such body corporate, if such person acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his conduct was lawful. No director or officer of the Company shall be indemnified by the Company in respect of any liability, costs, charges or expenses that such person sustains or incurs in or about any action, suit or other proceeding as a result of which he is adjudged to be in breach of any duty or responsibility imposed upon him under the CBCA or under any other statute unless, in an action brought against them in their capacity as director or officer, they have achieved complete or substantial success as a defendant. Subject to the limitations contained in the CBCA, the Company may purchase, maintain or participate in such insurance for the benefit of such persons as the board of directors may, from time to time, determine.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The Company is subject, insofar as its Articles of Amalgamation and internal affairs are concerned, to the laws of Canada, and it has been advised by its Canadian In-house counsel, Mr. Benjamin Chhiba, that, in his opinion, Canadian courts would allow indemnification for liabilities arising under the Act, provided that the indemnification came within the limits of the above quoted sections of the CBCA, since such provisions are not contrary to the public policy of Canada. (See "Enforceability of Civil Liabilities.")

Item 7.	Exemption from Registration Claimed

Not applicable. There are no restricted securities being reoffered or resold pursuant to this Registration Statement.

Item 8.	Exhibits

4.1	2002 Stock Option Plan, as amended

4.2	Employee Stock Purchase Plan

5	Opinion of Benjamin Chhiba, Company’s In-house Counsel

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Benjamin Chhiba
(Contained in Exhibit 5)

24	Powers of Attorney

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Norval, Province of Ontario, Canada, on this 10th day of May, 2005.

SUNOPTA INC.

By: /s/John H. Dietrich
John H. Dietrich
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 10, 2005 by the following persons in the capacities indicated.

Signature	Title

*	Chairman, Chief Executive Officer
Jeremy N. Kendall	and Director (Principal Executive Officer)

/s/John H. Dietrich	Vice President and Chief Financial Officer
John H. Dietrich	(Principal Financial and Accounting Officer)

*	Director
Cyril A. Ing

*	Director
Joseph Riz

*	Director and Authorized
James K. Rifenbergh	Representative in the United States

*	Director
Allan G. Routh

*	Director
Katrina L. Houde

*	Director
Camillo Lisio

*	Director
Stephen R. Bronfman

*	Director
Robert Fetherstonhaugh

*By his signature set forth below, John Dietrich, pursuant to a duly executed power of attorney filed with the Securities and Exchange Commission as an exhibit to this registration statement, has signed this registration statement on behalf of and as Attorney-in-Fact for this person.

/s/John H. Dietrich
John H. Dietrich
Attorney-in-Fact